SCHEDULE 14A
                              (RULE 14A-101)

                  INFORMATION REQUIRED IN PROXY STATEMENT

                         SCHEDULE 14A INFORMATION

     PROXY STATEMENT PURSUANT TO SECTION 14 (A) OF THE SECURITIES AND
                           EXCHANGE ACT OF 1934

Filed by the Registrant  [ X ]

Filed by a Party other than the Registrant [    ]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Confidential, for Use of Commission Only (as permitted by Rule
      14a-6(e)(2))

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material under Rule 14a-12

                     Correctional Services Corporation
           -----------------------------------------------------
             (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


           -----------------------------------------------------
     (Name   of  Person(s)  Filing  Proxy  Statement,  if  other  than  the
Registrant.)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[ ] Fee computed  on  table below per Exchange Act Rules 14a-6(i)(1) and
    0-11

    (1) Title of each class of securities to which the transaction applies:

    (2)   Aggregate number of securities to which the transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how determined):

    (4)   Proposed maximum aggregate value of transaction:

    (5)   Total fee paid:

[ ] Fee paid previously with filed materials

[ ] Check box if any  part  of the fee is offset as provided by Exchange
    Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)    Amount Previously Paid:

    (2)    Form, Schedule or Registration Statement No.:

    (3)    Filing Party:

    (4)    Date Filed:

                           NOTICE OF 2000 ANNUAL
                       MEETING OF STOCKHOLDERS TO BE
                   HELD AT 8:30 A.M. ON OCTOBER 3, 2000

                        __________________________


To the Stockholders of CORRECTIONAL SERVICES CORPORATION:

     NOTICE IS HEREBY GIVEN that the 2000 Annual Meeting of Stockholders (the "Meeting") of CORRECTIONAL SERVICES CORPORATION, (the "Company" or "CSC") will be held on Tuesday October 3, 2000, at 8:30 a.m. at the Sarasota Chamber of Commerce Board Room, 1819 Main Street, 2nd Floor, Sarasota, Florida 34236 for the following purposes:

  (1) To elect A Board of Seven (7) directors until the next annual meeting of Stockholders;

  (2) To ratify the appointment of Grant Thornton LLP as the Company's independent auditors for the fiscal year ending December 31, 2000; and

  (3) To transact such other business as may properly come before the Meeting, or any adjournments or postponements thereof.

     Only holders of record of the Company's Common Stock at the close of business on August 29, 2000, the Record Date for the Meeting, are entitled to notice of and to vote at the Annual Meeting. A Proxy Statement describing the matters to be considered and acted upon at the Meeting is attached to this Notice.

     ALL HOLDERS OF COMMON STOCK ARE URGED EITHER TO ATTEND THE MEETING IN PERSON OR TO VOTE BY PROXY.

                              On behalf of the Board of Directors,



     Sarasota, Florida        /s/Ira M. Cotler, Secretary
     August 29, 2000




     STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON ARE REQUESTED TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE PROXY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. IF YOU ATTEND THE MEETING IN PERSON, YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AND VOTE IN PERSON.

                     CORRECTIONAL SERVICES CORPORATION
                       1819 MAIN STREET, SUITE 1000
                          SARASOTA, FLORIDA 34236
                          _______________________

                              PROXY STATEMENT
                          _______________________

                    2000 ANNUAL MEETING OF STOCKHOLDERS
                TO BE HELD AT 8:30 A.M. ON OCTOBER 3, 2000

                               INTRODUCTION

GENERAL

     This Proxy Statement is being furnished to the holders of the Common Stock, par value $.01 per share (the "Common Stock"), of Correctional Services Corporation, a Delaware Corporation, ("CSC" or "the Company") in connection with the solicitation of proxies by the Company's Board of Directors for use at the 2000 Annual Meeting of Stockholders (the "Meeting") to be held at the Sarasota Chamber of Commerce Board Room, 1819 Main Street, 2nd Floor, Sarasota, Florida 34236 on Tuesday October 3rd, 2000 at 8:30 a.m. local time, and any adjournments or postponements thereof. The cost of this solicitation will be borne by the Company.

     The Proxy Statement and accompanying proxy card are being first mailed to stockholders on or about Tuesday September 5, 2000.

ELIMINATING DUPLICATE MAILINGS

     Pursuant to the rules of the Securities and Exchange Commission, the Company is required to provide an Annual Report to every Stockholder who receive this Proxy Statement, resulting in multiple deliveries to certain Stockholders. Stockholders of record who have more than one account in their name, or the same mailing address as another registered stockholder, may authorize the Company to discontinue mailings of multiple Annual Reports by marking the appropriate box on the proxy card(s) for which the Annual Report is not desired. Eliminating duplicate mailings should not only be a convenience to the stockholder, but will also save the Company printing and mailing costs.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

     At the meeting, the stockholders will be asked to consider and vote upon the following proposals:

  (1) the election of a Board of Seven (7) directors until the next annual meeting of Stockholders;

  (2)     the ratification of the appointment of Grant  Thornton LLP as the
          Company's  independent  auditors  for  the  fiscal  year   ending
          December 31, 2000; and

  (3) the transaction of such other business as may properly come before the Meeting and any adjournment or postponement thereof.

     Each of these proposals is more fully described in this proxy statement.

VOTING AT THE ANNUAL MEETING

     Only holders of record of the Company's Common Stock at the close of business on Tuesday August 29, 2000 (the "Record Date") are entitled to notice of and to vote at the Meeting, each such holder of record being entitled to one vote per share on each matter to be considered at the Meeting. On the Record Date, there were 11,373,064 shares of Common Stock issued and outstanding.

     The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Meeting is necessary to constitute a quorum at the Meeting. All abstentions and broker non-votes, if any, will be included as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

     A plurality vote of the shares of Common Stock present, in person or represented by proxy, at the Meeting is required to elect the Board of Seven (7) directors. The affirmative vote by holders of a majority of the shares of common stock present in person or represented by proxy at the meeting is required to ratify the reappointment of Grant Thornton LLP as independent auditors of the Company for the fiscal year ending December 31, 2000.

     In instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned proxies ("broker non-votes"), those shares will be disregarded and, therefore, will have no effect on the outcome of the vote.

     If the enclosed proxy card is properly executed and returned to the Company prior to the vote at the Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon, subject to the following conditions:

     Shares represented by a proxy marked  "WITHHOLD AUTHORITY" to vote for
(i) all seven (7) Board nominees or (ii) any individual nominee(s) for election as directors and not otherwise marked "FOR" the other nominees, will not be counted in determining whether a plurality vote has been received for the election of directions. In the absence of instructions, shares represented by a proxy will be voted FOR all of the seven (7) Board nominees.

     Shares represented by a proxy that is marked "ABSTAIN" on any other proposal will not be counted in determining whether the requisite vote has been received for such proposal. In the absence of instructions, shares represented by a proxy will be voted FOR all of the proposals set forth in the Notice of Annual Meeting and at the discretion of the proxies on any other matters that may properly come before the Meeting.

     At any time prior to its exercise, a proxy may be revoked by the stockholder granting it by delivering a written notice of revocation or a duly executed proxy bearing a later date to the Secretary of the Company at the address of the Company set forth on the first page of this Proxy Statement or by attending the Meeting and voting in person.

     A complete list of stockholders entitled to vote at the Meeting shall be available at the offices of the Company during ordinary business hours from September 22, 2000 until the date of the Meeting or any adjournment thereof for examination by any stockholder for any purpose relevant to the Meeting. This list will also be available at the Meeting.

     Proxies may be solicited on behalf of the Board by mail, telephone, telecopy or in person, and the solicitation costs will be paid by the Company. Directors, officers and regular employees of the Company may solicit proxies by such methods without additional compensation. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward the soliciting materials to their principals and to obtain authorizations for the execution of proxy cards and, upon request, will be reimbursed by the Company for their reasonable expenses.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the beneficial ownership of the Common Stock on the Record Date by (i) each person known by the Company to own beneficially more than five percent of such shares, (ii) each director and nominee for election as director, (iii) each executive officer named in the Summary Compensation Table under "Executive Compensation" of this Proxy Statement, and (iv) all directors and executive officers as a group, together with their respective percentage ownership of the outstanding shares as of the Record Date:-

                                       AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                                     -----------------------------------------------
                                                         ACQUIRABLE
NAME AND ADDRESS OF                    NUMBER OF SHARES  WITHIN 60     PERCENT
BENEFICIAL OWNER                                         DAYS**     OUTSTANDING
------------------------------------------------------------------------------------
ESTHER HORN(1)                         637,175                          5.6%
JAMES F. SLATTERY(1)(2)                774,000           170,000        8.3
AARON SPEISMAN(1)                      427,485            20,000        3.9
JENNIFER ANNA SPEISMAN 1992 TRUST(1)    83,438              -            *
JOSHUA ISRAEL SPEISMAN 1992 TRUST(1)    83,438              -            *
IRA M. COTLER(1)(3)                     18,518       (2) 121,666  ***   1.2
RICHARD P. STALEY(1)                     9,450            21,670         *
MICHAEL C. GARRETSON(1)                   -               90,000         *
STUART GERSON(1)                         1,000            40,850         *
MELVIN T. STITH(1)                        -               25,850         *
SHIMMIE HORN(1)                         14,312            22,500         *
BOBBIE L. HUSKEY                          -               15,800         *
GILDER, GAGNON, HOWE & CO.(4)(5)     1,680,346              -          14.7

*    Less than 1%
** Consists of shares issuable upon exercise of options unless otherwise noted.
***  Includes 5,000 shares issuable upon exercise of warrants.
(1) Address is c/o Correctional Services Corporation, 1819 Main Street, Suite 1000, Sarasota, Florida 34236.
(2) Previous disclosure of the number of shares owned by James F. Slattery included in error vested but unexercised stock options.
(3) Includes 2,612 shares of CSC common stock owned by his wife as to which he disclaims beneficial ownership.
(4) Address is 1775 Broadway, 26th Floor, New York, New York 10019. Based on a Schedule 13G filed with the SEC by Gilder, Gagnon, Howe & Co. ("Gilder, Gagnon") on March 14, 2000, Gilder, Gagnon has shared power to dispose or to direct the disposition of 2,043,351 shares and shared power to vote or to direct the vote of 14,775 shares. The shares reported include 1,979,083 shares held had customer accounts as to which partners and/or employees of Gilder, Gagnon had discretionary authority to dispose of or direct the disposition. 49,493 shares held in the account of the profit-sharing plan of Gilder, Gagnon.

(5) The information regarding the beneficial ownership of common stock by such person or entity is included herein in reliance on its report filed with the SEC, except that the percentage of common stock beneficially owned is based upon CSC's calculations made in reliance upon the number of shares of common stock issued and outstanding as of April 30, 2000.

                         1. ELECTION OF DIRECTORS

     Seven (7) directors are to be elected by a plurality of the votes cast at the Annual Meeting, each to hold office until the next Annual Meeting of Stockholders and until his/her respective successor is elected and qualified. The following persons have been nominated for election as Directors, all of whom are currently directors of the company.

     - Stuart Gerson
     - Shimmie Horn
     - Bobbie Huskey
     - James F. Slattery
     - Aaron Speisman
     - Richard P. Staley
     - Melvin T. Stith

     Management believes that each nominee will be able to serve. In the event any nominee becomes unable to or unwilling to serve, proxies may be voted for the election of such person or persons as the Board of Directors may determine.

BIOGRAPHICAL INFORMATION

     Each nominees' name, age, office with the Company, year first elected a director and certain biographical information are set forth below.

                                           Year First
                                           ----------
                                           Elected as a
                                           ------------
       Name                      Age       Director      Office
       ----                      ---       --------      ------
James F. Slattery................50        1987     President, Chief
                                                    Executive Officer
                                                    and Chairman of the Board
Aaron Speisman...................52        1987     Executive Vice President
                                                    and Director
Richard P. Staley................68        1994     Senior Vice President
                                                    and Director
Stuart M. Gerson(1)(2)(3)(4)(5)..56        1994     Director
Shimmie Horn.....................27        1996     Director
Bobbie L. Huskey(4)(5)...........51        1999     Director
Melvin T. Stith(2)(3)(4)(5)......53        1994     Director

   (1) Member of the Rights Committee
   (2) Member of the Audit Committee
   (3) Member of the Compensation Committee
   (4) Member of the Stock Options Committee
   (5) Member of the Strategic Alternatives Process Independent Committee


     JAMES F. SLATTERY co-founded CSC in October 1987 and has been its President, Chief Executive Officer and a director since CSC's inception and Chairman since August 1994. Prior to co-founding CSC, Mr. Slattery had been a managing partner of Merco Properties, Inc., a hotel operation company, Vice President of Coastal Investment Group, a real estate development company, and had held several management positions with the Sheraton Hotel Corporation.

     AARON SPEISMAN co-founded CSC in October 1987 and has been its Executive Vice President and a director since CSC's inception. From October 1987 to March 1994, Mr. Speisman also served as Chief Financial Officer of the Company. Since June 1, 1996, Mr. Speisman has been employed by the Company on a part-time basis.

     RICHARD P. STALEY has served as a Director since May 1994. Since 1999, Mr. Staley has been the Company's Senior Vice President of Strategic Planning. From 1988 to 1998 Mr. Staley was the Company's Senior Vice President of Operations. Prior to joining the company, Mr. Staley was an Evaluation and Compliance Director for Corrections Corporation of America (84-87) and held various positions with the United States Department of Justice, Immigration and Naturalization Service. Mr. Staley is a certified American Correctional Association standards auditor for jail and detention facilities.

     STUART M. GERSON was elected a director of CSC in June 1994. Since March 1993, Mr. Gerson has been a member of the law firm of Epstein Becker & Green, P.C. From January 1993 to March 1993, he was acting Attorney General of the United States. From January 1989 to January 1993, Mr. Gerson was the Assistant U.S. Attorney General for the Civil Division of the Department of Justice.

     SHIMMIE HORN was elected a director of CSC in June 1996. Mr. Horn is President of Iroquois Properties Inc., a real estate holding company. Mr. Horn, received a B.A. degree in Economics from Yeshiva College in 1993, and graduated from the Benjamin Cardozo School of Law in 1996. He is the son of the late Morris Horn, the former Chairman and co-founder of CSC, and Esther Horn, a principal stockholder of CSC.

     BOBBIE L. HUSKEY was a director of Youth Services International, Inc., which was acquired by CSC in March 1999 at which time, Ms. Huskey became a Director of the Company. Ms. Huskey has been president of Huskey & Associates since 1984 and has 28 years in corrections, specializing in juvenile justice planning, facilities and program development. She has led more than 60 needs assessments and planning studies in 20 states. She has hands-on experience in juvenile justice facilities, having worked with delinquent girls in a treatment facility in Kentucky and has served in executive leadership positions in corrections in Virginia, Indiana and Chicago. She has held every elective office in the American Correctional Association, including president, and was a member of the association's executive committee for 12 years. Ms. Huskey has authored numerous articles and appeared on national news programs discussing corrections and juvenile justice issues. She has won national awards including the E.R. Cass Award for outstanding achievement in the correctional field.

     MELVIN T. STITH was elected a director of the Company in November 1994. Since July 1991, Mr. Stith has been Dean of the Florida State University College of Business. From December 1989 to July 1991, Mr. Stith was Chairman of the Marketing Department of the Florida State University College of Business where he was also a Professor. Mr. Stith is also a director of Sprint and United Telephone of Florida.

                             _____________________

     There were 4 meetings of the Board of Directors during 1999. There were also 8 occasions on which the Board took action by unanimous written consent.

     All directors hold office until the next Annual Meeting of Stockholders and until their successors have been duly elected and qualified. CSC's officers are elected annually by the Board of Directors and serve at the discretion of the Board.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has an audit committee, a compensation committee, a rights committee, stock option committee and an independent strategic alternatives process committee. The Board of Directors does not have a nominating committee or a committee performing the functions of a nominating committee.

     The members of the Audit Committee are Stuart M. Gerson and Melvin T. Stith. The Audit Committee held one meeting during the year ended December 31, 1999 and acted once by unanimous consent. The functions of the Audit Committee include the annual recommendation to the Board of Directors of the appointment of CSC's independent public accountants, the discussion and review of the scope and the fees of the prospective annual audit and review of the results thereof with the independent public accountants, the review and approval of non-audit services of the independent public accountants, if any, the review of compliance with existing major accounting and financial policies of CSC, the review of the adequacy of the financial organization of CSC and the review of management's procedures and policies relative to the adequacy of CSC's internal accounting controls.

     Messrs. Stith and Gerson serve on the Compensation Committee. The Compensation Committee acted one time by unanimous written consent during the year ended December 31, 1999. The function of the Compensation Committee is to determine the compensation of CSC's executives.

     The Stock Option Committee administers CSC's stock option plans and awards stock options. The Stock Option Committee is made up of Messrs. Stith and Gerson and Bobbie Huskey. The Committee acted one time by unanimous written consent during the year ended December 31, 1999.

     On December 15, 1999 the Company announced that it had retained Wasserstein Perella & Co. to assist the Company in exploring a broad range of business alternatives and financial strategies to enhance shareholder value. Shortly after the Company retained Wasserstein Perella & Co., the Board formed an independent Committee to monitor the Strategic Alternatives Process. This Committee is composed of Stuart Gerson, Bobbie Huskey and Melvin Stith.

     On January 11, 2000 a Rights  Committee was created.  Messrs. Slattery
and Gerson serve on this Committee.   To  date the Committee has acted once
by consent but has not yet held any meetings.

INDEMNIFICATION

     CSC's by-laws provide that CSC shall indemnify each director and such officers, employees and agents as the Board of Directors shall determine from time to time to the fullest extent provided by the laws of the State of Delaware.

     CSC carries insurance providing indemnification, under certain circumstances, to all of CSC's directors and officers for claims against them by reason of, among other things, any act or failure to act in their capacities as directors or officers.

     CSC has also entered into Indemnity Agreements with all of its directors and executive officers. The Indemnity Agreements provide that CSC will pay any costs which an indemnitee actually and reasonably incurs because of the claims made against the indemnitee by reason of the fact that such indemnitee is or was a director or officer of CSC, except that CSC is not obligated to make any payment which CSC is prohibited by law from paying as indemnity, or where:

     - a final determination is rendered on a claim based upon the indemnitee's obtaining a personal profit or advantage to which he was not legally entitled;

     - a final determination is rendered on a claim for an accounting of profits made in connection with a violation of Section 16(b) of the Securities Exchange Act of 1934, or similar state or common law provisions;

     - a claim where the indemnitee was adjudged to be deliberately dishonest;

     - a final determination is rendered that indemnification is not lawful.

DIRECTOR'S COMPENSATION

     Employee-directors of CSC receive no compensation for serving on the Board of Directors other than reimbursement of expenses incurred in attending meetings. Non-employee directors elected or appointed to the CSC Board of Directors are paid an annual directors' fee of $5,000 plus $500 for each Board meeting attended and $250 for each Committee meeting attended. In addition, all non-employee directors participate in the Company's 1999 Non-Employee Director Stock Option Plan and are reimbursed for expenses incurred in attending meetings.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors and persons who own more than ten percent of the Common Stock (collectively, the "Reporting Persons") to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of these reports. Based solely on the Company's review of the copies of such forms received by it during the Company's fiscal year ended December 31, 1999, the Company believes that the Reporting Persons complied with all filing requirements applicable to them, with the exception of Messrs. Staley and Slattery, directors of the Company. Based on such review, the Company believes that Mr. Staley failed to timely file one Form 4s comprising one transaction and Mr. Slattery failed to timely file two Form 4s comprising three transactions during 1999.

REQUIRED VOTE

     A plurality vote of the shares of Common Stock present in person or represented by proxy at the Meeting is required to elect the seven (7) nominees as directors.

THE BOARD OF DIRECTORS RECOMMENDS  THAT  STOCKHOLDERS  VOTE "FOR" THE SEVEN
(7) NOMINEES FOR DIRECTORS.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid or accrued by CSC during the three fiscal years ended December 31, 1999, 1998 and 1997 to CSC's Chief Executive Officer and to CSC's executive officers whose total salary and bonus during 1999 exceeded $100,000 for that year (the "Named Executives"):

                                 SUMMARY COMPENSATION TABLE
                                                                          Long-Term
                                 ANNUAL COMPENSATION                      Compensation
                                                                          Number of
                                                           Other Annual   Securities    All Other
                                         Salary   Bonus    Compensation   Underlying    Compensation
NAME AND PRINCIPAL POSITION     YEAR     ($)      ($)      ($)(1)         OPTIONS       (2)
James F. Slattery               1999     270,000  200,000  11,815          40,000       9,625
 Chairman, Chief                1998     260,519  200,000  11,815         150,000      18,365
 Executive Officer              1997     208,373  200,000  17,988               0      27,270
 and President

Michael Garretson(3)            1999     194,307        0  12,000(3)            0         292
 Executive Vice President       1998     128,814   75,000  12,000(3)            0         292
                                1997     118,834   75,000  12,000(3)            0         288

Ira Cotler                      1999     191,077   82,827   6,000          25,000          67
 Executive Vice President,      1998     141,431   75,000   6,000               0          67
 Chief Financial Officer        1997     135,115   75,000   6,000               0          54


(1) Consists of car lease payments.
(2) Consists of life insurance premiums.
(3) Also includes housing allowance.

STOCK OPTIONS

     The following table sets forth information relating to options granted to the only executive officers named in the Summary Compensation Table who was granted options during CSC's fiscal year ended December 31, 1999:

                     OPTION GRANTS IN LAST FISCAL YEAR

                                                                                Potential Realizable
INDIVIDUAL GRANTS                                                               Value At Assumed
-----------------------------------------------------------------------------   Annual Rates
                                                                                of Stock Price
                                                                                Appreciation For
                                                                                Option Term


                                                                                 5% ($)  10% ($)
                                                Percent Of
                                                Total
                                     Number Of  Options    Exercise
                                     Securities Granted to Of
                                     Underlying Employees  Base
                                     Options    In Fiscal  Price     Expiration
NAME                                 GRANTED    YEAR       ($/SB)    DATE
James F. Slattery.................   40,000     8.5%       $ 7.43    6/25/09    186,907  473,660
Ira Cotler........................   25,000     5.3%       $11.13    2/01/04     74,990  443,459


     These options become exercisable at the annual rate of 50% of the underlying shares, commencing one year after the date of grant.
                                 ___________

     The following table sets forth the value of unexercised stock options held by the Named Executives. No options were exercised by the Named Executives in 1999:

                    OPTION VALUES AT DECEMBER 31, 1999

                   Number of Shares Underlying   Value of In-The Money Options
                   Options at Year End           at Year End
Name               Exercisable/Unexercisable     Exercisable/Unexercisable
----               -------------------------     -------------------------
James F. Slattery  170,000/20,000                $0/$0
Mike Garretson      90,000/0                     $0/$0
Ira Cotler         121,666/3334                  $0/$0

     *Values are calculated by subtracting the exercise price from the fair market value of the stock at year end.

EMPLOYMENT AGREEMENTS

     On September 29, 1999, CSC entered into an employment agreement with its Chief Executive Officer, James F. Slattery. The Agreement which replaced the existing employment agreement, between the Company and Mr. Slattery dated February 17, 1998, has a term of three years with automatic annual renewal provisions. Mr. Slattery's minimum annual compensation is $270,000 until September 29, 2000, and thereafter the base compensation will be adjusted through annual costs of living increases of at least 3.5%. Mr. Slattery also receives use of an automobile, reimbursement of business expenses, health insurance, related benefits and a bonus equal to 5% of CSC's pre-tax profits in excess of $1,000,000, such bonus not to exceed $200,000.

     Also on September 29, 1999, CSC entered into a Change in Control Agreement with James F. Slattery. This agreement provides for payments by CSC of specified benefits in the event that the employment of Mr. Slattery terminates under specified circumstances following a change in control of CSC. For the purposes of this agreement, a change in control is deemed to take place whenever:

  (1) for any period of two consecutive years beginning on any date from and after September 29, 1999, if the Board of Directors at any time during or at the end of such period is not comprised so that a majority of the directors are either (i) individuals who constitute the Board of Directors at the beginning of such period or (ii) individuals who joined the Board during such period who were elected or nominated for election pursuant to a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (but not including, for purposes of (i) or (ii), a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (B) of Subsection 1(b) of the Change in Control Agreement relating to stockholder approval of a merger, share exchange or consolidation of the Company);

  (2)   the  stockholders  of CSC  approve  a  merger,  share  exchange  or consolidation of CSC with or into any other corporation wherein immediately following such merger, the stockholders of CSC prior to the transaction own less than 51% of the outstanding voting stock of CSC (if it is the survivor of the transaction) or the surviving entity; or

  (3)   the stockholders of CSC approve a plan  of  complete liquidation of
CSC  or  an  agreement  for  the   sale  or  disposition  by  CSC of all or
substantially all CSC's assets.

     Benefits made available to Mr. Slattery under the terms of the Change in Control Agreement in the event that his employment is terminated under the above specified circumstances may include:

  (4) Payment of his full base salary through the date of termination at the rate in effect at the time notice of termination is given, plus all other amounts and benefits to which Mr. Slattery is entitled under his employment agreement or pursuant to any plan of CSC in which he is participating at the time of termination,

  (5) A lump sum severance payment equal to the sum of (A) three times Mr. Slattery's annual base salary and incentive bonus in effect immediately prior to the occurrence of the change in control and (B) $1,000,000 as payment for Mr. Slattery's agreement to extend his agreement not to compete under his employment agreement to four years following the date of termination,

  (6) Any deferred compensation allocated or credited to Mr. Slattery or his account as of the date of termination,

  (7)   Certain  additional payments to cover any  excise  tax  imposed  by
Section 4999 of the Internal Revenue Code,

  (8) Maintenance of life, disability, accident and health insurance benefits substantially similar to those that Mr. Slattery was receiving immediately prior to the notice of termination, for the period beginning on the date of termination and ending on the earlier of (A) the end of the 36th month after the date of termination or (B) the date Mr. Slattery becomes eligible for such benefits under any plan offered by an employer with which he is employed on a full-time basis, and

  (9) All benefits payable to Mr. Slattery under any applicable retirement, thrift, and incentive plans as well as any other plan or agreement sponsored by CSC or any of its subsidiaries relating to retirement benefits.

     On December 5, 1998, CSC entered into a new three-year employment agreement with Mr. Garretson, which provides for minimum annual compensation of $200,000, annual salary increases, automobile allowances, reimbursement of business expenses, health or disability insurance, and related benefits. The agreement also entitles Mr. Garretson to an annual bonus of $100,000 in the first year and $110,000, and $120,000 in the second and third years respectively, provided that the CSC's total bed count at each year-end exceeds certain amounts.

     On May 3, 1999, CSC amended the employment agreement with its Chief Financial Officer, Ira Cotler dated July 9, 1997. The amendment has a term of three years with automatic annual renewal provisions. Mr. Cotler's minimum annual compensation is $200,000 until February 26, 2000, $210,000 until February 26, 2001 and an amount to be renegotiated by the parties, (but in no event less than $210,000) until February 26, 2002. Mr. Cotler also receives automobile allowances and a bonus equal to four tenths of 1% of CSC's earnings before interests, taxes, depreciation, amortization and start-up, such bonus not to exceed $100,000. Mr. Cotler is entitled to terminate his employment with CSC and to receive in a lump sum payment three times his annual base salary plus a bonus at the bonus cap ($100,000 per annum or the pro rata amount) if he is required to relocate to a location not within 50 miles of his present office, except for required travel on CSC's business to an extent substantially consistent with his present travel obligations.

     On May 3, 1999, CSC entered into a Change in Control Agreement with Mr. Cotler. This agreement provides for payments by CSC of specified benefits in the event that the employment of Mr. Cotler terminates under specified circumstances following a change in control of CSC. The definition of a change in control in this agreement is substantially similar to that set forth in Mr. Slattery's change in control agreement previously described.

     Benefits made available to Mr. Cotler under the terms of his change in control agreement in the event that his employment is terminated under the above specified circumstances may include:

  (10) Payment of his full base salary through the date of termination at the rate in effect at the time notice of termination is given, plus all other amounts and benefits to which Mr. Cotler is entitled under his employment agreement or pursuant to any plan of CSC in which he is participating at the time of termination;

  (11) A lump sum severance payment equal to the sum of (A) 2.99 times Mr. Cotler's annual base salary in effect immediately prior to the occurrence of the change in control and (B) $600,000 as payment for Mr. Cotler's agreement to extend his agreement not to compete under his employment agreement to three years following the date of termination,

  (12)  Any    deferred   compensation   allocated  or  credited   to   Mr.
Cotler or   his account as of the date of termination,

  (13)  Certain  additional  payments  to  cover  any excise tax imposed by
Section 4999 of the Internal  Revenue Code,

  (14) Maintenance of life, disability, accident and health insurance benefits substantially similar to those that Mr. Cotler was receiving immediately prior to the notice of termination, for the period beginning on the date of termination and ending on the earlier of
(A) the end of the 36th month after the date of termination or (B) the date Mr. Cotler becomes eligible for such benefits under any plan offered by an employer with which he is employed on a full-time basis, and

  (15) All benefits payable to Mr. Cotler under any applicable retirement, thrift, and incentive plans as well as any other plan or agreement sponsored by CSC or any of its subsidiaries relating to retirement benefits.

REPORT OF COMPENSATION COMMITTEE

     EXECUTIVE COMPENSATION

     EXECUTIVE COMPENSATION PHILOSOPHY. The Company's executive compensation policy is based on principles designed to insure that an appropriate relationship exists between executive pay and corporate performance, while at the same time motivating and retaining executive officers. The Compensation Committee of the Board of Directors (the "Compensation Committee") is composed entirely of outside directors. The Compensation Committee is responsible for setting and administering the policies and programs that govern annual compensation.

     EXECUTIVE COMPENSATION COMPONENTS. The key components of the Company's compensation program are (i) base salary, (ii) annual bonus, and
(iii) long-term incentives by means of equity participation through stock options. These components are administered with the goals of providing total compensation that is competitive in the marketplace, rewarding successful financial performance and aligning the interests of executive officers with those of stockholders. The Compensation Committee reviews each component of executive compensation on an annual basis.

     BASE SALARY. Base salaries for executive officers are set near the average levels believed by the Compensation Committee to be sufficient to attract and retain qualified executive officers. Base salary adjustments are provided to executive officers based upon an evaluation of each executive's performance, as well as the performance of the Company as a whole. While the Compensation Committee does not establish a specific formula or target to determine base salaries, the Compensation Committee does review detailed survey data from a number of independent sources and services regarding the base salaries of executive officers in companies of similar size and in similar industries. In this regard, the Compensation Committee also considers the relative financial performance of these companies, especially with regard to growth in earnings and return on equity. The Compensation Committee also considers the success of the executive officers in developing and executing the Company's strategic plans, developing management employees and demonstrating leadership.

     BONUS. The Compensation Committee believes that a significant proportion of total cash compensation for executive officers should be subject to the attainment of specific Company objectives, as well as the attainment of specific individual objectives that are established annually with each of the executive officers. This approach creates a direct incentive for executive officers to achieve desired performance goals and places a significant percentage of each officer's compensation at risk. Consequently, through Employment Agreements with key executive officers, the Company establishes potential bonuses for executive officers based upon their ability to increase earnings and the achievement of specific operational objectives.

     Potential bonuses are based upon the Company's judgment regarding the appropriate percentage of compensation which should be based on the attainment of such results.

     EQUITY PARTICIPATION THROUGH STOCK OPTIONS. The Compensation Committee believes that equity participation through stock options (including performance-based options) is a key component of its executive compensation program. The use of such awards provides a long-term link between the results achieved for the Company's stockholders and the reward provided to executive officers. Stock options are granted to executive officers primarily based on the officer's actual and potential contribution to the Company and the practices of other companies of similar size and in similar industries. Option grants are designed to retain executive officers and motivate them to enhance stockholder value by aligning the financial interests of the executive officers with those of the Company's stockholders. Stock options also provide an effective incentive for management to create stockholder value over the long term since the full benefit of the compensation package cannot be realized unless an appreciation in the price of the Company's stock occurs over a number of years.

     Options to purchase a total of 40,000 shares of Company Common Stock were granted to the Company's President and Chief Executive Officer in 1999, with an exercise price equal to the fair market value of the underlying Company Common Stock on the date of grant. No performance-based options were granted either to the President and Chief Executive Officer or other executive officers in 1999.

     COMPENSATION OF CHIEF EXECUTIVE OFFICER. Consistent with the executive compensation policy and components described above, Mr. Slattery received a base salary of $270,000 for 1999. Mr. Slattery's salary, as increased in 1999, was not tied to specific performance criteria, but the Compensation Committee determined such salary to be appropriate based upon its survey of salaries paid to peers, attainment of non-financial corporate objectives and other factors. Mr. Slattery also received a bonus in the amount of $200,000 in 1999.

                         Members of the Compensation Committee

                         Stuart M. Gerson

                         Melvin Stith

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee is composed of Stuart M. Gerson and Melvin Stith. None of the current members of the Compensation Committee are employees of the Company. The Company is unaware of any relationships among its officers and directors that would require disclosure under this caption.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company subleases a building located at 12-16 East 31st Street, New York, New York from LeMarquis Operating Corp. ("LMOC"), a corporation owned 25% by Esther Horn and 8% by James F. Slattery. The Company currently utilizes approximately fifty percent of the building for the Manhattan Community Corrections and the New York Community Corrections programs. LMOC leases this building from an unaffiliated party at a current base monthly rental of approximately $16,074 (the "Base Rent"), plus taxes, currently approximately $14,000, and water and sewer charges, currently approximately $3,500, for a total monthly rental of approximately $33,000. The Company has the right to use as much of the building as it requires for its business subject to the rights of certain residential subtenants to remain in the building. These rights include the right to housing at a predetermined rental for an indefinite period of time pursuant to New York State rent stabilization laws.

     As a result of the lease negotiations, under a sublease dated as of January 1, 1994, since May 1, 1995, the Company has paid rent of $18,000 per month above the rent paid by LMOC to the building's owner for a total monthly rent of approximately $51,420. The Company has, to date, invested $739,000 in leasehold improvements and will not receive any credit, in terms of a reduction in rent or otherwise, for these improvements. The terms of this sublease were not negotiated at arm's length due to the relationship of Mrs. Horn and Mr. Slattery with both the Company and LMOC. The negotiation of the sublease, including the renewal terms, was requested by the Representative of the Underwriters of the Company's February 2, 1994 initial public offering to substantially track the renewal terms of the Company's management contract. The negotiations were not subject to the board resolution, adopted subsequent to the negotiations, relating to affiliated transactions, although the terms were approved by all of the directors. The Company paid $40,000 to LMOC for the renewal options. These renewal options were separately negotiated between the Board of Directors of the Company and LMOC. Mr. Slattery participated in such negotiations. Ms. Horn and Mr. Slattery continue to receive their proportionate shares of rents received by LMOC under the terms of this sublease during the month to month tenancy.

     The initial term of the Company's sublease expired April 30, 1995, and the first renewal term expired April 30, 2000. The Company has elected not to exercise the second renewal option, but continues to occupy the building on a month to month basis while paying $26,000 per month in rent. It is anticipated that the Company will relinquish possession of the Le Marquis property by the end of the 4th quarter 2000. The Company will incur no further obligation in connection with the lease upon termination of its use of the property.

     Previously, residential and commercial tenants of this building paid rent to LeMarquis Enterprise Corp. ("Enterprises"), a company owned 30% by Ms. Horn, 28% by Mr. Slattery and 25% by Mr. Speisman, and Enterprises paid all expenses of operating the residential and commercial portions of the building as well as a portion of the overall expenses of the building. As of February 1994, however, all of the building's revenues, including rent from the residential and commercial tenants are now received and expenses paid by the Company. The Company anticipates that operating the portion of the building occupied by residential and commercial tenants will result in a net expense to the Company of approximately $6,500 per month. Due to New York rent stabilization laws, the Company is unable to increase the rent paid by the residential tenants in this building in response to increased rent or expenses incurred by the Company.

     The Company leases the entire building located at 988 Myrtle Avenue, Brooklyn, New York from Myrtle Avenue Family Center, Inc. ("MAFC") pursuant to a lease which commenced January 1, 1994 and expired on December 31, 1998. The lease established a monthly rental of $40,000 and contained three five-year renewal options. The Company is currently in its first option period, which runs from January 1, 1999 through December 31, 2003. The monthly rental payment during the first option period is $40,000. The monthly rental for the second option period, which runs from January 1, 2004 through December 31, 2008, is $45,000, and the monthly rental for the third option period, which runs from January 1, 2009 through December 31, 2013, is $50,000. In addition, the Company pays taxes, insurance, repairs and maintenance on this building. MAFC is a corporation owned by Mrs. Horn (27.5%) and Messrs. Slattery (8%) and Speisman (27.5%). The terms of the lease were not negotiated at arm's length due to their relationship with MAFC and the Company. Messrs. Slattery and Speisman participated in such negotiations.

     The Company leases a building located at 2534 Creston Avenue, Bronx, New York from Creston Realty Associates, L.P. ("CRA"), the corporation owned 10% by Esther Horn. The lease term is two years commencing October 1, 1996 and has three additional one year option periods. The Company also pays a base rent of $180,000 per year which will escalate five percent per year for each of the three year options if they are exercised. The Company pays taxes, insurance, repairs and maintenance on this building which will be used to house a community correctional center. The terms of this lease were not negotiated at arms length due to the relationship between the Company, Ms. Horn and CRA.

     Stuart M. Gerson, a director of CSC, is a member of Epstein Becker & Green, CSC's legal counsel, which has received fees for legal services rendered to CSC during the last fiscal year.

     Pursuant to the terms of a Board of Directors resolution adopted in connection with the Company's initial public offering, all transactions between the Company and any of its officers, directors or affiliates (except for wholly-owned subsidiaries) must be approved by a majority of the unaffiliated members of the Board of Directors and be on terms no less favorable to the Company than could be obtained from unaffiliated third parties and be in connection with bona fide business purposes of the Company. In the event the Company makes a loan to an individual affiliate (other than a short-term advance for travel, business expense, relocation or similar ordinary operating expenditure), such loan must be approved by a majority of the unaffiliated directors.

     In October 1989, a subsidiary of the Company, entered into an employment agreement with William Banks. Under this agreement, Mr. Banks was responsible for developing and implementing community relations projects on behalf of the Company and for acting as a liaison between the Company and local community and civic groups who may have concerns about Company's facilities being established in their communities, and with government officials throughout the State of New York. As compensation, Mr. Banks received 3% of the gross revenue from all Federal Bureau of Prisons, state and local correctional agency contracts within the State of New York with a guaranteed minimum monthly income of $4,500.

     In December 1993, Mr. Banks agreed to become a consultant to the Company upon the same terms and conditions in order to accurately reflect the level and nature of the services he provided. In 1998 and 1999, Mr. Banks earned approximately $300,000 and $272,000 respectively.

PERFORMANCE GRAPH

     The following performance graph compares the cumulative total stockholder return on the Common Stock to the cumulative total return of the Russell 2000 Stock Index and the Company's peer group for the last four fiscal years. The graph assumes that the value of the investment in the Common Stock and each index was $100 at December 31, 1996 and that all dividends were reinvested on a quarterly basis.

COMPARISON OF CUMULATIVE TOTAL RETURN

                              (GRAPHIC OMITTED)

TOTAL RETURN ANALYSIS

                                    12/31/96   12/31/97    12/31/98   12/31/99
                                    --------   --------    --------   --------
Correctional Services Corporation   $100.00     $72.61      $86.09     $30.43
Russell 2000 Stock Index            $100.00    $120.52     $116.37    $139.20
Peer Group**                        $100.00    $159.87     $145.27     $64.60

** The Company's peer group consists of the following companies: Wackenhut Corrections Corporation, Cornell Corrections, Inc., Childrens Comprehensive Service and Res-Care, Inc.

           PROPOSAL 2 - RATIFICATION OF REAPPOINTMENT OF AUDITORS

     The Board of Directors recommends that the Stockholders ratify the appointment of Grant Thornton LLP, which served as the Company's independent auditors for the last fiscal year, as independent auditors to audit the Company's financial statements for the fiscal year ending December 31, 2000. A representative of Grant Thornton is expected to be present at the Meeting and will be given the opportunity to make a statement and to answer any questions any stockholder may have with respect to the financial statements of the Company for the year ended December 31, 1999.

REQUIRED VOTE

     Ratification of the reappointment of independent auditors requires the affirmative vote by holders of a majority of the shares of Common Stock present in person or represented by proxy at the Meeting. Unless marked to the contrary, proxies received will be voted for ratification of the reappointment of independent auditors.

THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THE APPOINTMENT OF GRANT THORNTON AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2000


                             3.  OTHER MATTERS

     The Board of Directors has no knowledge of any other matters which may come before the Meeting and does not intend to present any other matters. However, if any other matters shall properly come before the Meeting or any adjournment thereof, the persons names as proxies will have discretionary authority to vote the shares of Common Stock represented by the accompanying proxy in accordance with their best judgment.

STOCKHOLDER'S PROPOSALS

     Any stockholder of the Company who wishes to present a proposal to be considered at the Company's year 2001 Annual Meeting of Stockholders, and who wishes to have such proposal presented in the Company's proxy statement for such Annual Meeting, must deliver such proposal in writing to the Company at 1819 Main Street, Suite 1000, Sarasota, Florida 34236, on or before December 31, 2000. In order to curtail controversy as to the date on which the proposal was received by the Company, it is suggested that proponents submit their proposals by certified mail, return receipt requested.


September 5, 2000


     THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS BEING SOLICITED BY THIS PROXY STATEMENT, ON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENT AND THE FINANCIAL STATEMENT SCHEDULES THERETO, FOR ITS FISCAL YEAR ENDED DECEMBER 31, 1999. SUCH REQUEST SHOULD BE ADDRESSED TO IRA COTLER, CHIEF FINANCIAL OFFICER, CORRECTIONAL SERVICES CORPORATION, 1819 MAIN STREET, SUITE 1000, SARASOTA, FLORIDA 34236.


                                <ATTACHMENT>

                        Please date, sign and mail your
                      proxy card back as soon as possible!

                         Annual Meeting of Stockholders
                       CORRECTIONAL SERVICES CORPORATION

                                October 3, 2000




                 Please Detach and Mail in the Envelope Provided

A   [X]  Please mark your votes as in this example.
    ---

             THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL MATTERS LISTED BELOW, TO COME BEFORE THE ANNUAL MEETING.

                                   FOR all nominees          Withhold
                                   listed at right       Authority to vote
                                 (except as marked to    for all nominees
                                  the contrary below)     listed at right    Nominees:

1.  To elect seven directors to                                              James F. Slattery
    serve until the next annual                                              Aaron Speisman
    meeting of stockholders.              [ ]                   [ ]          Richard P. Staley
                                                                             Stuart M. Gerson
(Instruction:  To withhold                                                   Shimmie Horn
authority to vote for an                                                     Bobbie L. Huskey
individual nominee, strike a line                                            Melvin T. Stith
through such nominee's name in the
list at right.)

2.  To ratify the reappointment
    of Grant Thornton LLP as
    independent auditors of the
    Company for the year ending          FOR                  AGAINST        ABSTAIN
    December 31, 2000.                   [ ]                    [ ]            [ ]

3.  Upon any and all such other
    business as may properly come
    before the meeting or any
    adjournment thereof.

    For multiple accounts only,
    mark here to discontinue extra
    annual report.                       [ ]



SIGNATURE(S):                                             DATE          , 2000
             -------------------------------------------      ----------
Note:                                               Executors, Administrators,
                                                    Trustees, etc. Should give
     ---------------------------------------------- full title.

                      CORRECTIONAL SERVICES CORPORATION

       THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints James F. Slattery and Ira M. Cotler and each of them, proxies, each with the power of substitution, to vote the shares of the undersigned at the Annual Meeting of Stockholders of Correctional Services Corporation on October 3, 2000, and any adjournments and postponements thereof, upon all matters as may properly come before the Annual Meeting. Without otherwise limiting the foregoing general authorization, the proxies are instructed to vote as indicated herein.

     This proxy, which is solicited on behalf of the Board of Directors, will be voted FOR the matters described in paragraphs (1) and (2) unless the stockholder specifies otherwise, in which case it will be voted as specified.

Please complete, date and sign on the reverse side and mail in the enclosed envelope.